EXHIBIT 23(p)(3)

                           A I M MANAGEMENT GROUP INC.
                                 CODE OF ETHICS



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                           A I M MANAGEMENT GROUP INC.

                                 CODE OF ETHICS

                              (ADOPTED MAY 1, 1981)

          (AS LAST APPROVED BY THE AIM FUND'S BOARD ON DECEMBER 2, 2004
                           EFFECTIVE JANUARY 1, 2005)
WHEREAS, the members of the AIM Management Group are A I M Management Group Inc. ("AIM Management") and A I M Advisors, Inc. ("AIM Advisors") and its wholly owned and indirect subsidiaries (individually and collectively referred to as "AIM"); and
WHEREAS, certain members of AIM provide investment advisory services to AIM's investment companies and other clients; and WHEREAS, certain members of AIM provide distribution services as principal underwriters for AIM's investment company clients; and
WHEREAS, certain members of AIM provide shareholder services as the transfer agent, dividend disbursing agent and shareholder processing agent for AIM's investment company clients; and
WHEREAS, the investment advisory business involves decisions and information which may have at least a temporary impact on the market price of securities, thus creating a potential for conflicts of interest between the persons engaged in such business and their clients; and WHEREAS, the members of AIM have a fiduciary relationship with respect to each portfolio under management and the interests of the client accounts and of the shareholders of AIM's investment company clients must take precedence over the personal interests of the employees of AIM, thus requiring a rigid adherence to the highest standards of conduct by such employees; and WHEREAS, every practical step must be taken to ensure that no intentional or inadvertent action is taken by an employee of AIM which is, or appears to be, adverse to the interests of AIM or any of its client accounts, including the defining of standards of behavior for such employees, while at the same time avoiding unnecessary interference with the privacy or personal freedom of such employees; and
WHEREAS, the members of AIM originally
adopted a Code of Ethics ("the Code") on May 1, 1981, and adopted amendments thereto in January 1989, October 1989, April 1991, December 6, 1994, December 5, 1995, December 10, 1996, September 01, 1999, February 24, 2000, and September 27, 2002 and June 10, 2003 and now deem it advisable to update and revise this Code of Ethics ("Code") in light of new the current regulatory environment; and NOW, THEREFORE, the Boards of Directors of AIM Management and AIM Advisors hereby adopt the following revised Code pursuant to the provisions of Rule 17j-1 under the Investment Company Act of 1940 ("1940 Act"), and Rule 204A-1 under the Investment Adviser Act of 1940.
I. APPLICABILITY
      A. The provisions of AIM's Code shall apply to officers, directors and employees (as hereinafter designated) of AIM. Unless otherwise indicated, the term "employee" as used herein means: (i) all officers, directors and employees of AIM Advisors and its wholly owned and indirect subsidiaries and (ii) officers, directors and employees of AIM Management who have an active part in the management, portfolio selection, underwriting or shareholder functions with respect to AIM's investment company clients or provide one or more similar services for AIM's non-investment company clients.


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      B.   The Code shall also apply to any person or entity appointed as a sub-advisor for an AIM investment company client account unless such person or entity has adopted a code of ethics in compliance with
           Section 17(j) of the 1940 Act or Rule 204A-1 under the Investment Advisers Act; or, in the event that such person or entity is domiciled outside of the United States, has adopted employee standards of conduct that provide equivalent protections to AIM's client accounts. In performing sub-advisory services, such person or entity will be subject to the direction and supervision of AIM, and subject to the policies and control of the Boards of Directors/Trustees of the respective AIM investment company client(s).

II. INTERPRETATION AND ENFORCEMENT

      A. The Chief Executive Officer of AIM shall appoint an Ethics Committee ("Committee"). The Committee shall have the responsibility for interpreting the provisions of the Code, for adopting and implementing Procedures for the enforcement of the provisions of the Code, and for determining whether a violation of the provisions of the Code, or of any such related Procedures has occurred. The Committee will appoint AIM's Chief Compliance Officer to monitor personal investment activity by "Covered Persons" (as defined in the Procedures adopted hereunder), both before and after any trade occurs, monitor personal investment activity of all other AIM employees, officers and directors, and to prepare periodic and annual reports, conduct education seminars and obtain employee certifications as deemed appropriate. The Chief Compliance Officer may designate a supervised person to perform these duties but retains responsibility for establishing reasonable monitoring processes and adequacy and accuracy of all reporting duties under these procedures. In the event of a finding that a violation has occurred requiring significant remedial action, the Committee shall take such action as it deems appropriate on the imposition of sanctions or initiation of disgorgement proceedings. The Committee shall also make recommendations and submit reports prepared by the Chief Compliance Officer to the Boards of Trustees of AIM's investment company client accounts.

      B.   If a sub-advisor has adopted a code of ethics in accordance with
           Section 17(j) of the 1940 Act, then pursuant to a sub-advisory agreement with AIM, it shall be the duty of such sub-advisor to furnish AIM with a copy of the following:

           o code of ethics and related procedures of the sub-advisor, and a periodic statement (e.g. quarterly) as to its employees' compliance therewith;
           o any statement or policy on insider trading adopted pursuant to
                Section 204A under the 1940 Act; and the procedures designed to prevent the misuse of material non-public information by any person associated with such sub-advisor; and

           o such other information as may reasonably be necessary for AIM to report to the Boards of Trustees of its investment company client account(s) as to such sub-advisor's adherence to the Boards' policies and controls referenced in Section I.B. above.

III. PROCEDURES ADOPTED UNDER THE CODE

      From time to time, AIM's Committee shall review and approve Procedures to carry out the intent of the Code. Among other things, the Procedures require new employees to complete an Asset Disclosure Form, a Brokerage Accounts Listing Form and such other forms as deemed appropriate by the Committee. Such Procedures are hereby incorporated into the Code and are made a part of the Code. Therefore, a violation of the Procedures shall be deemed a violation of the Code itself.

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IV. COMPLIANCE WITH GOVERNING LAWS, REGULATIONS AND PROCEDURES

      A. Each employee shall have and maintain knowledge of and shall comply strictly with all applicable federal and state laws and all rules and regulations of any governmental agency or self-regulatory organization governing his/her actions as an employee.

      B. Each employee shall comply with all laws and regulations, and AIM's prohibitions against insider trading. Trading on or communicating material non-public information, or "inside information", of any sort, whether obtained in the course of research activities, through a client relationship or otherwise, is strictly prohibited.

      C. Each employee shall comply with the procedures and guidelines established by the Committee and/or the Chief Compliance Officer to ensure compliance with applicable federal and state laws and regulations of governmental agencies and self-regulatory organizations. No employee shall knowingly participate in, assist, or condone any act in violation of any statute or regulation governing AIM or any act that would violate any provision of this Code, or of the Procedures adopted hereunder.

      D. Each employee shall have and maintain knowledge of and shall comply with the provisions of this Code and any Procedures adopted hereunder.

      E. Each employee having supervisory responsibility shall exercise reasonable supervision over employees subject to his/her control, with a view to preventing any violation by such persons of applicable statutes or regulations, AIM's corporate procedures, or the provisions of the Code, or the Procedures adopted hereunder.

      F. Any employee obtaining evidence that an act in violation of applicable statutes, regulations or provisions of the Code or of any Procedures adopted hereunder has occurred shall immediately report such evidence to the Chief Compliance Officer of AIM. Such action by the employee will remain confidential, unless the employee waives confidentiality or federal or state authorities compel disclosure. Failure to report such evidence may result in disciplinary proceedings and may include sanctions as set forth in Section VI hereof.

V.  ETHICAL STANDARDS

      A. Employees shall conduct themselves in a manner consistent with the highest ethical and fiduciary standards. They shall avoid any action, whether for personal profit or otherwise, that results in an actual or potential conflict of interest with AIM or its client accounts, or which may be otherwise detrimental to the interests of the members of AIM or its client accounts.(1)

      B. Employees shall act in a manner consistent with their fiduciary obligation to clients of AIM, and shall not deprive any client account of an investment opportunity in order to personally benefit from that opportunity.

      C. Without the knowledge and consent of the Committee, employees shall not engage in a business activity or practice for compensation in competition with the members of AIM. All employees shall obtain the written approval of the Committee to participate on a board of directors/trustees or advisory committee of any of the following organizations:

      o publicly traded company, partnership or trust;
      o hospital or philanthropic institution;*

      (1)Conflicts of interest generally result from a situation in which an individual has a personal interest in a matter that is or may be competitive with his or her responsibilities to other persons or entities (such as AIM or its client accounts) or where an individual has or may have competing obligations or responsibilities to two or more persons or entities. In the case of the relationship between a client account on the one hand, and AIM, its officers, directors and


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employees, on the other hand, such conflict may result from the purchase or sale of securities for a client account and for the personal account of the individual involved or the account of any "affiliate" of such individual, as such term is defined in the 1940 Act. Such conflict may also arise from the purchase or sale for a client account of securities in which an officer, director or employee of AIM has an economic interest. Moreover, such conflict may arise in connection with vendor relationships in which such employee has any direct or indirect financial interest, family interests or other personal interest. To the extent of conflicts of interest between AIM and a vendor, such conflicts must be resolved in a manner that is not disadvantageous to AIM. In any such case, potential or actual conflicts must be disclosed to AIM and the first preference and priority must be to avoid such conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in a manner that is not disadvantageous to a client.

      o local or state municipal authority;* and/or
      o charitable organization.*

      * These restrictions relate to organizations that have or intend to raise proceeds in a public securities offering. For those non-profit organizations that do not intend to raise proceeds in a public securities offering, and whose directorship/trusteeship are held in a non-compensatory manner, written approval by the Committee is not required, but such employees must notify the Chief Compliance Officer (or designee).

           In the relatively small number of instances in which the Committee approves a request by an AIM employee to serve as a director or on an advisory committee, such person must agree to be isolated from those making investment decisions through AIM's "Chinese Wall" Procedures.

      D. Each employee, in making an investment recommendation or taking any investment action, shall exercise diligence and thoroughness, and shall have a reasonable and adequate basis for any such recommendation or action.

      E. Each employee shall not attempt to improperly influence for such person's personal benefit any investment strategy to be followed or investment action to be taken by the members of AIM for its client accounts.

      F. No person who has involvement with pricing portfolio securities of a client shall attempt to unduly influence the price received or to be received by AIM from a pricing source for any portfolio security.

      G. Each employee shall not improperly use for such person's personal benefit any knowledge, whether obtained through such person's relationship with AIM or otherwise, of any investment recommendation made or to be made, or of any investment action taken or to be taken by AIM for its client accounts.

      H. Employees shall not disclose any non-public information relating to a client account's portfolio or transactions or to the investment recommendations of AIM, nor shall any employee disclose any non-public information relating to the business or operations of the members of AIM, unless properly authorized to do so.

      I. Employees shall not accept, directly or indirectly, from a broker/dealer or other vendor who transacts business with AIM or its client accounts, any gifts, gratuities or other things of more than de minimis value or significance that their acceptance might reasonably be expected to interfere with or influence the exercise of independent and objective judgment in carrying out such person's duties or otherwise gives the appearance of a possible impropriety. For this purpose, gifts, gratuities and other things of value shall not include unsolicited entertainment so long as such unsolicited entertainment is not so frequent or extensive as to raise any question of impropriety. No employee may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the advisor.


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      J. Employees of AIM shall not participate in initial public offerings of securities nor acquire an interest in any such security immediately prior to or during such initial public offering.

      K. All personal securities transactions by AIM employees must be conducted consistent with this Code and the Procedures adopted hereunder, and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of such employee's position of trust and responsibility. Each employee is prohibited from engaging in excessive short term trading in any Fund advised by AIM. This procedures will be monitored using the procedures outlined in Section N below. Unless an exemption is available, AIM employees who are deemed to be "Covered Persons" as defined in the Procedures adopted hereunder, shall pre-clear and subsequently report (confirm) all personal securities transactions in securities in accordance with the Procedures adopted hereunder. AIM employees who are not be deemed to be "Covered Persons" must report (confirm) all personal securities transactions in accordance with the Procedures adopted hereunder.

      L. Each employee shall refrain from engaging in personal securities transactions in connection with a security that is not registered under Section 12 of the Securities Act of 1933 (i.e., a private placement security) unless such transaction has been pre-approved by the Chief Compliance Officer, or designee. Approval will not be given if the Chief Compliance Officer, or designee, determines that a conflict of interest between the AIM employee and an AIM client could arise within the next 13 months.

      M. Employees, who are deemed to be "Covered Persons" as defined in the Procedures adopted hereunder, may not engage in a transaction in connection with the purchase or sale of a security within seven calendar days before and after an AIM investment company client trades in that same (or equivalent) security or for those securities under consideration for purchase/sale by the Chief Investment Officer, or designee, responsible for oversight of the Portfolio, including analysts, unless the de minimis exemption is available.

      N. Each employee, who is deemed to be a "Covered Person" as defined in the Procedures adopted hereunder, may not purchase and voluntarily sell, or sell and voluntarily purchase the same (or equivalent) securities of the same issuer within 60 calendar days unless such employee complies with the disgorgement procedures adopted by the Committee. Subject to certain limited exceptions set forth in the related Procedures, any transaction under this provision may result in disgorgement proceedings for any profits received in connection with such transaction by such employee. Access Persons, as defined in the Procedures, which includes "Covered" persons, may not purchase and voluntarily sell, or sell and voluntarily purchase shares of the same investment company advised or distributed by AIM or AIM affiliates including AIM's affiliated advisors and distributors ("affiliated investment company") within 60 calendar days (excluding affiliated money market funds and systematic pre-arranged transactions).

      O. Each employee is prohibited from executing a transaction (other than systematic pre-arranged transactions) in an affiliated investment company while such employee is in possession of material non-public information that may affect the value of a security held by such Fund, as well as the Fund's net asset value. Because not every circumstance can be described whereby an employee must refrain from trading in such Funds when a significant event takes place or may take place in the near future, employees are expected to act in the highest fiduciary manner when executing transactions in affiliated investment companies.


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VI.   SANCTIONS

      Employees violating the provisions of AIM's Code or any Procedures adopted hereunder may be subject to sanctions, which may include, among other things, restrictions on such person's personal securities transactions; a letter of admonition, education or formal censure; fines, suspension, re-assignment, demotion or termination of employment; or other significant remedial action. Employees may also be subject to disgorgement proceedings for transactions in securities that are inconsistent with Sections V.L. and V.M. above. Violations of federal or state securities laws may also be reported to appropriate regulatory or enforcement agencies.

 VII. ADDITIONAL DISCLOSURE

 This Code and the related Procedures cannot, and do not, cover every situation in which choices and decisions must be made, because other company policies, practices and procedures (as well as good common sense) and good business judgment also apply. Every person subject to this Code should read and understand these documents thoroughly. They present important rules of conduct and operating controls for all employees. Employees are also expected to present questions to the attention of their supervisors and to the Chief Compliance Officer (or designee) and to report suspected violations as specified in these documents.

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                                                           For the Boards of Directors:
                                                           The AIM Management Group and its subsidiaries


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                                                           by: /s/ Mark Williamson
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                                                           Mark Williamson
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                                                           December 2, 2004
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                                                           Date
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